EXHIBIT 4.4

                          CONSULTANT SERVICES AGREEMENT

This CONSULTANT SERVICES AGREEMENT (this "Agreement") is made effective as of September 12, 2003, by and between CIRCLE GROUP HOLDINGS, INC., an Illinois corporation (the "Company"), with its principal place of business at 1011 Campus Drive, Mundelein, Illinois 60060 and FARHAD ZAGHI (the "Consultant"), with a principal location at 4020 Moorpark Avenue, San Jose, CA 95117

         WHEREAS, Consultant has considerable experience and expertise in financial matters; and

         WHEREAS, the Company desires to retain the services of Consultant.

         NOW THEREFORE, in consideration of the mutual promises, covenants and agreements made herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby mutually agree as follows:

         1. APPOINTMENT AS CONSULTANT. The Company hereby appoints Consultant and Consultant hereby accepts such appointment as consultant and advisor to the Company pursuant to the terms and conditions set forth herein.

         2. TERM. Unless earlier terminated as provided herein, the term of this Agreement shall be for a period commencing September 12, 2003 and ending October 11, 2003 ("Period of Consulting").

         3. DESCRIPTION OF SERVICES. DESCRIPTION OF SERVICES. Consultant shall provide, upon telephonic request, strategic business consulting services to and advise the Company on financial matters (collectively, "Services"). The services consist of Consultant's continuous availability to consult with and advise the Company. No action rendition of Services by the Consultant is required under this Agreement. Compensation of the Consultant is not dependant upon the provision of any fixed amount of Services. The Consultant is compensable whether or not the Company seeks or needs its Services. The Consultant is compensable for its ability to consult and advise, whether or not its Services are used by the Company. The consultant is an independent consultant and has no fiduciary obligations to the Company or Shareholders. (Collectively, the "Services").

         4. COMPENSATION; EXPENSES; BENEFITS. For services rendered hereunder, Consultant shall be paid in shares of the Company's class of common stock, as follows: Sixty Five Thousand (65,000) Shares of Free Trading Common Stock during the Period of Consulting.

Consultant is an independent contractor and as such Consultant shall not be entitled to receive, and shall not receive, any benefit provided by the Company to its employees, including, without limitation, medical and dental insurance and paid vacation. The Company shall not be responsible for deducting or withholding any taxes or other assessments from any monies that it pays to Consultant under this Agreement or otherwise.

         5. TERMINATION. This Agreement shall be terminable by either party upon 30 days written notice. All compensation paid to Consultant prior to the time of any termination is non-refundable.

         6. NO AGENCY. It is understood that Consultant is to act as a consultant and advisor to the Company and not as an agent or employee of the Company in any respect. Except as specifically granted to Consultant, Consultant shall have no right, authority or power to act for or on behalf of the Company.

         7. SUCCESSORS AND ASSIGNS. The provisions hereof shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

                                                  Initials ________    _________


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         8. NON-ASSIGNABILITY BY CONSULTANT. The rights and obligations of the
Consultant hereunder are not assignable and any prohibited assignment will be null and void. The Company may assign this Agreement, provided that it will remain primarily liable for its obligations hereunder.

         9. GOVERNING LAW. This Agreement shall be interpreted under, subject to and governed by the laws of the State of Illinois, and all questions concerning the validity, construction and administration shall be determined in accordance thereby.

         10. WAIVERS. The waiver of a breach by either party of a term or provision of this Agreement, at any time or times, shall not be deemed or construed to be a waiver of any subsequent breach or breaches of the same or of any other terms or provisions of this Agreement at any time.

         11. INVALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such an illegal, invalid or unenforceable provision there shall be added automatically as a provision of this Agreement a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible, legal, valid and enforceable.

         12. COMPLETE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the parties with respect to the consulting of Consultant and supersedes any and all other agreements, oral or written, between the parties. No waiver, modification or amendment to this Agreement shall be valid unless the same be reduced to writing and signed by the parties hereto.

         13. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made three (3) business days after mailed first-class postage prepaid by registered or certified mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following: (a) if to the Company, at such address as may have been furnished to Consultant by the Company in writing, with a copy to the Company's counsel, Pepper Hamilton, Hamilton Square, 600 Fourteenth Street, N.W., Washington D.C. 20005, Attention: Robert B. Murphy, Esq. or (b) if to Consultant, at such address as may have been furnished to the Company by Consultant in writing.

         14. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company from consolidating or merging in, to or with, or transferring all or substantially all of its assets to, another corporation that assumes this Agreement and all obligations and undertakings of the Company hereunder.

         15. FACSIMILE COPY. All duly executed copies of this agreement sent by facsimile are fully binding under any and all applicable laws.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          CIRCLE GROUP HOLDINGS INC.

                                          By: /s/ Gregory J. Halpern
                                              ---------------------------------
                                              Gregory J. Halpern
                                              Chairman & Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Farhad Zaghi
-----------------------------------------
Farhad Zaghi

_____/_____/_____
Date


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